Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment to this Registration Statement No. 333-192991 on Form N-1A of our report dated November 24, 2020, relating to the financial statements and financial highlights of Aspiration Redwood Fund appearing in the Annual Report on Form N-CSR of Aspiration Redwood Fund for the year ended September 30, 2020, and to the reference to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Los Angeles, California
January 28, 2021